Exhibit 99.1

Tesla Q2 2016 Vehicle Production and Deliveries

SUNDAY, JULY 3, 2016

Tesla produced 18,345 vehicles in Q2, an increase of 20% from Q1, and exited the quarter consistently producing just under 2,000 vehicles per week. Due to the steep production ramp, almost half of the quarter's production occurred in the final four weeks.

With continued productivity improvements, Tesla expects output to reach 2,200 vehicles per week in Q3 and 2,400 vehicles per week in Q4. Current order rate trends and backlog support production at those levels. In total, Tesla expects to produce and deliver about 50,000 vehicles during the second half of 2016, approximately equal to all of 2015.

Due to the extreme production ramp in Q2 and the high mix of customer-ordered vehicles still on trucks and ships at the end of the quarter, Tesla Q2 deliveries were lower than anticipated at 14,370 vehicles, consisting of 9,745 Model S and 4,625 Model X. In total, 5,150 customer-ordered vehicles were still in transit at the end of the quarter and will be delivered in early Q3. That amount was higher than expected (there were 2,615 vehicles in transit to customers at the end of Q1) and is more than a third of the number of cars that completed delivery in Q2.

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There may be small changes to the Q2 delivery count (usually under 1%), as Tesla only counts a delivery if it is transferred to the end customer and all paperwork is correct.

Tesla vehicle deliveries represent only one measure of the company's financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Forward-Looking Statements

Certain statements in this press release, including statements regarding future vehicle deliveries and vehicle production rates, are "forward-looking statements" that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. Tesla disclaims any obligation to update this information.